SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           E.W. BLANCH HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                           E.W. BLANCH HOLDINGS, INC.
--------------------------------------------------------------------------------
                            500 N. Akard, Suite 4500
                               Dallas, Texas 75201

                                                                  March 22, 1999

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of E. W. Blanch Holdings, Inc. to be held at the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas 75201, on Thursday, April 22, 1999, at 10:00 A.M. Central Daylight Time. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to vote your proxy. On behalf of your Board of Directors, thank you for your continued support of and interest in E. W. Blanch Holdings, Inc.


                                            Sincerely,

                                            /s/ Edgar W. Blanch, Jr.

                                            Edgar W. Blanch, Jr.
                                            Chairman and Chief Executive Officer

                           E. W. BLANCH HOLDINGS, INC.
                            500 N. AKARD, SUITE 4500
                               DALLAS, TEXAS 75201


                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 22, 1999

                               ------------------


     Notice is hereby given that the Annual Meeting of Shareholders of E. W. Blanch Holdings, Inc. (the "Company") will be held at the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas 75201, on Thursday, April 22, 1999, at 10:00 A.M. Central Daylight Time, for the following purposes:

     1. To elect three Class III directors to serve until the Annual Meeting of Shareholders in 2002 and until their respective successors are duly elected and qualified;

     2.   To approve the E. W. Blanch Holdings, Inc. Management Incentive Plan;

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year; and

     4. To act upon any other business that may properly be brought before the Annual Meeting.

     The close of business on March 11, 1999 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     Enclosed for your information is the Company's Annual Report for the year ended December 31, 1998.


                                        By Order of the Board of Directors

                                        /s/ Daniel P. O'Keefe

                                        Daniel P. O'Keefe
                                        SECRETARY

March 22, 1999

                           E. W. BLANCH HOLDINGS, INC.
                            500 N. AKARD, SUITE 4500
                               DALLAS, TEXAS 75201


                                -----------------
                                 PROXY STATEMENT
                                -----------------


                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 22, 1999


                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited by the Board of Directors of E. W. Blanch Holdings, Inc. (the "Company") for use at the Annual Meeting of Shareholders, which will be held at 10:00 A.M. Central Daylight Time on Thursday, April 22, 1999, at the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas 75201, and at any adjournment thereof.

     The Board of Directors is aware of three items of business to be considered at the Annual Meeting: (1) the election of three Class III directors to serve until the Annual Meeting of Shareholders in 2002 and until their respective successors are duly elected and qualified; (2) approval of the Company's Management Incentive Plan; and (3) ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year. The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Board of Directors recommends that an affirmative vote be cast in favor of all of the proposals listed above.

     The giving of a proxy does not preclude a shareholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, shareholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR election of the Class III directors named herein, FOR approval of the Management Incentive Plan, and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year.

     Only shareholders of record at the close of business on March 11, 1999 are entitled to vote at the Annual Meeting or any adjournment thereof. As of said date, 12,890,641 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), were outstanding and entitled to one vote per share on all matters submitted to shareholders. A list of shareholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 500 North Akard, Suite 4500, Dallas, Texas 75201 and at the Annual Meeting.

     This proxy solicitation material is being mailed on or about March 22, 1999 to shareholders as of the record date with a copy of the Company's 1998 Annual Report to Shareholders, which includes financial statements for the period ended December 31, 1998.

     Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of the Common Stock outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting.

     Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director's favor.

     All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, to constitute the action of the shareholders. If an executed proxy card is returned and the shareholder has voted "abstain" on any matter (or "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

     The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company.


                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three Directors expires. It is the intention of the Board that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Edgar W. Blanch, Jr., William B. Madden and Steven G. Rothmeier as Directors to hold office for a term of three years until the Annual Meeting of Shareholders in 2002 and until their respective successors are duly elected and qualified.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The election of Directors requires a plurality of the votes cast at the Annual Meeting, in person or by proxy. The proxies cannot be voted for a greater number of persons than the three named nominees.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

     The following sets forth information regarding each nominee and the remaining Directors who will continue in office after the Annual Meeting.


NOMINEES FOR CLASS III DIRECTORS
(TERMS EXPIRING IN 1999)

     EDGAR W. BLANCH, JR. (62) -- Mr. Blanch has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation in March 1993. Mr. Blanch has been associated with predecessors of the Company since 1958. From 1976 to 1993, he served as Chief Executive Officer of those predecessors.

     WILLIAM B. MADDEN (60) -- Mr. Madden has served as a Director of the Company since April 1993 and as the President of Madden Securities Corporation, a general securities and investment banking firm, since 1986. Mr. Madden currently is the Chairman of the Board of Directors of Mercantile Bank and Trust and serves as a Director of Pillowtex Corporation.

     STEVEN G. ROTHMEIER (52) -- Mr. Rothmeier has served as a Director of the Company since April 1993 and as Chairman of the Board of Directors and Chief Executive Officer of Great Northern Capital, a private investment management firm, since March 1993. Mr. Rothmeier served as President of IAI Capital Group, a venture capital and merchant banking firm, from 1989 to 1993 and as Chairman of the Board of Directors and Chief Executive Officer of NWA, Inc. and Northwest Airlines Inc. from 1985 to

1989. Mr. Rothmeier currently is a Director of Honeywell Inc., Department 56, Inc., Precision Castparts Corp., and Waste Management, Inc.


CLASS I DIRECTORS
(TERMS EXPIRING IN 2000)

     JOSEPH D. SARGENT (69) -- Mr. Sargent has served as a Director of the Company since April 1993. Mr. Sargent has served as Chairman of Bradley, Foster and Sargent, an investment advisory firm, since January 1994. Mr. Sargent served as the Chief Executive Officer of Conning & Company, an investment and research firm specializing in insurance companies, from 1970 to 1990 and as Vice Chairman until 1993. Mr. Sargent is Vice Chairman of Connecticut Surety Corporation, a surety operation formed in conjunction with the venture capital operations of Conning & Company. Mr. Sargent is also the former Chairman of S-K-I Ltd., the largest publicly held ski resort in the United States. He currently serves as a Director for a number of companies, including MMI Companies, Inc., Trenwick Group, Inc., Policy Management Systems Corporation, Mutual Risk Management Ltd., Executive Risk, Inc. and Command Systems, Inc.

     FRANK S. WILKINSON, JR. (59) -- Mr. Wilkinson has served as Executive Vice President and a Director of the Company since its formation in March 1993. Mr. Wilkinson has been associated with predecessors of the Company since 1969. From 1979 to 1993, he served as Executive Vice President of those predecessors. He is currently serving as Chairman of the Board and Chief Executive Officer of the Company's wholly owned subsidiaries, Paragon Reinsurance Risk Management Services, Inc. and E. W. Blanch Capital Risk Solutions, Inc.


CLASS II DIRECTORS
(TERMS EXPIRING IN 2001)

     JAMES N. LAND, JR. (69) -- Mr. Land has served as a Director of the Company since April 1993 and as a corporate financial consultant to a number of companies since October 1976. Mr. Land currently serves on the Board of Directors of The Raytheon Company and Riviera Holdings Corporation. In addition, Mr. Land served on the Executive Committee of the Board of Directors of The First Boston Corporation from 1967 to 1976.

     CHRIS L. WALKER (41) -- Mr. Walker has served as President and Chief Operating Officer of the Company since July 1995, as Executive Vice President from March 1993 to July 1995 and as a Director of the Company since October 1994. Mr. Walker has been associated with predecessors of the Company since 1980. From 1985 to 1990, he served as Vice President, from 1990 to 1993, he served as Senior Vice President, and from February 1993 to March 1993, he served as Executive Vice President of those predecessors. He is currently serving as Chairman of the Board and Chief Executive Officer of the Company's wholly owned subsidiary, E. W. Blanch Co., Inc.

     PAUL B. INGREY (59) -- Mr. Ingrey has served as a Director of the Company since January 1997. Mr. Ingrey retired in January 1997 from F&G Re, which he helped found and where he served as Chairman of the Board and Chief Executive Officer from January 1996 until his retirement. Prior to 1996, Mr. Ingrey served as President of F&G Re. F&G Re is a reinsurance company and a division of United States Fidelity and Guaranty Company.

                        BOARD OF DIRECTORS AND COMMITTEES


COMPENSATION COMMITTEE
     The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. Ingrey, Land, Madden, Rothmeier and Sargent. The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee also grants awards under the Company's employee stock plans.


AUDIT COMMITTEE
     The Audit Committee of the Board of Directors (the "Audit Committee") consists of Messrs. Ingrey, Land, Madden, Rothmeier and Sargent. The Audit Committee submits recommendations to the Board of Directors with respect to the selection of the Company's independent auditors and with respect to any other matters it deems appropriate. It reviews the annual financial statements of the Company with the Company's independent auditors, the practices and procedures adopted by the Company in the preparation of such statements and the independent auditor's annual scope of audit.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
     During the fiscal year ended December 31, 1998, the Board of Directors held six meetings, the Compensation Committee held four meetings and the Audit Committee held four meetings. All Directors attended more than 75% of the meetings of the Board of Directors and committees on which they served.


DIRECTORS' COMPENSATION
     Directors of the Company who are not officers or employees of the Company receive a fee of $9,000 per quarter plus $1,000 per meeting, including committee meetings, attended. Directors of the Company who are officers or employees of the Company do not receive additional compensation for their services as a Director. No Director receives additional compensation for serving on a committee other than the fee for attendance at committee meetings. Directors of the Company who are not officers or employees of the Company may elect to receive their fees in the form of Common Stock of the Company, or to defer receipt of such fees and have the deferred amounts treated as if invested in Common Stock, pursuant to the Company's Non-Employee Directors' Stock Plan.

     In addition, pursuant to the Company's Directors' Stock Option Plan (the "Directors' Stock Option Plan") adopted on July 24, 1997, each non-employee Director automatically receives an initial stock option grant for 5,000 shares of Common Stock on the date such person first becomes a Director and an additional annual stock option grant for 2,000 shares of Common Stock on the date of the Annual Meeting of Shareholders in each year. The initial stock option grant of 5,000 shares was granted to each non-employee Director in office on the date the Directors' Stock Option Plan was adopted. The initial stock option grant vests one-third on the date of grant and one-third on each of the first and second anniversary dates of the date of grant, provided the non-employee Director is still a Director of the Company on such date. The annual option grants vest in full six months following the date of grant, provided the non-employee Director is still a Director of the Company on such date. The annual stock option grant is only awarded to non-employee Directors who have served since the date of the last annual Meeting of Shareholders and who will continue to serve as Directors after the date of such grant. All options granted under the Directors' Stock Option Plan are nonqualified stock options with a term of ten years and are granted at an option price equal to the fair market value of the Common Stock on the date of grant.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 11, 1999: (i) by each Director; (ii) by each of the executive officers included in the Summary Compensation Table set forth under the caption "Executive Compensation;" (iii) by all Directors and executive officers of the Company as a group; and (iv) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                       AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP     PERCENT OF CLASS
------------------------               --------------------     ----------------

Edgar W. Blanch, Jr.                        582,655                   4.52%

Rodman R. Fox                                83,339                     *

Paul B. Ingrey                               23,500(1)(2)               *

James N. Land, Jr.                            6,000                     *

William B. Madden                             3,000(3)                  *

Ian D. Packer                                 7,894                     *

Steven G. Rothmeier                           5,000                     *

Joseph D. Sargent                             3,500                     *

Chris L. Walker                             188,304                   1.46%

Frank S. Wilkinson, Jr.                     232,068(4)(5)             1.80%

All directors and executive officers
 as a group (10 persons)                  1,135,260                   8.80%

BankAmerica Corporation                     768,600(6)                5.96%
555 California Street, Suite 2600
San Francisco, CA 94104

FMR Corp.                                 1,271,800(7)                9.87%
82 Devonshire Street
Boston, MA 02109

Royce & Associates, Inc.                    697,600(8)                5.41%
Royce Management Company                     30,200(8)                  *
Charles M. Royce, Controlling Person
1414 Avenue of the Americas
New York, NY 10019

-------------------------

 *   Indicates ownership of less than 1% of the outstanding Common Stock.
(1) Includes 10,000 shares of Common Stock beneficially owned by a family trust and which, due to Mr. Ingrey's position as trustee of such trust, may be deemed to be beneficially owned by him.
(2) Includes 2,000 shares of Common Stock owned by Mr. Ingrey's spouse as to which he disclaims beneficial ownership.
(3) Includes 1,000 shares of Common Stock beneficially owned by Mr. Madden's spouse as to which he disclaims beneficial ownership.
(4) Includes 13,800 shares of Common Stock beneficially owned by minors' trusts and which, due to Mr. Wilkinson's position as trustee of such trusts, may be deemed to be beneficially owned by him.
(5) Includes 50,000 shares of Common Stock beneficially owned by a charitable trust and which, due to Mr. Wilkinson's position as trustee of such trust, may be deemed to be beneficially owned by him.
(6) Based on a Schedule 13G dated February 8, 1999 prepared by BankAmerica Corporation ("BankAmerica") and filed with the Securities and Exchange Commission. BankAmerica and certain of its affiliates and subsidiaries had shared voting power and shared dispositive power with respect to 768,600 shares. BankAmerica also reported that this filing was made in its capacity as a bank holding company, and as the successor to all assets and liabilities after a merger between NationsBank Corporation and BankAmerica on September 30, 1998.
(7) Based on a Schedule 13G/A dated February 1, 1999 prepared by FMR Corp. and filed with the Securities and Exchange Commission. FMR Corp. and certain of its affiliates and subsidiaries had sole voting power with respect to 511,600 shares, no shared voting power with respect to the shares and sole dispositive power with respect to 1,271,800 shares. FMR Corp. also reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and that none of such persons had an interest relating to more than 5% of the Company's outstanding Common Stock.
(8) Royce & Associates, Inc. ("Royce"), Royce Management Company ("RMC") and Charles M. Royce reported on an amended Schedule 13G, dated February 4, 1998, filed with the Securities and Exchange Commission that Royce had sole voting and dispositive powers with respect to 697,600 shares and that RMC had sole voting and dispositive powers with respect to 30,200 shares. Royce and RMC reported that the filing was made on their behalf as investment advisers. Mr. Royce reported that he does not own any shares of the Company's Common Stock and he disclaims beneficial ownership of the shares held by Royce and RMC.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 1998 all Directors and executive officers of the Company complied with their Section 16(a) filing requirements, except: a Form 4 Statement of Changes in Beneficial Ownership for April, for Frank S. Wilkinson, Jr., was filed June 17, 1998; a Form 4 Statement of Changes in Beneficial Ownership for May, for Frank S. Wilkinson, Jr., was filed June 25, 1998; a December 1998 Form 5 Annual Statement of Changes in Beneficial Ownership was filed for Ian D. Packer regarding stock granted April 1, 1998, which should have been reported earlier on Form 4; a December 1998 Form 5 Annual Statement of Changes in Beneficial Ownership was filed for Chris L. Walker regarding stock granted April 1, 1998, which should have been reported earlier on Form 4; a December 1998 Form 5 Annual Statement of Changes in Beneficial Ownership was filed for Edgar W. Blanch, Jr. regarding stock granted April 1, 1998 and his resignation as Trustee of a Minor's Trust, which should have been reported earlier on Form 4; a December 1998 Form 5 Annual Statement of Changes in Beneficial Ownership was filed for Paul B. Ingrey regarding shares of stock purchased by his spouse which should have been reported earlier on a Form 4; and a December 1998 Form 5 Annual Statement of Changes in Beneficial Ownership was filed for William B. Madden regarding shares of stock purchased by his spouse which should have been reported earlier on a Form 4.

                             EXECUTIVE COMPENSATION

     The following table shows compensation for each of the last three fiscal years of the Chief Executive Officer and the other four most highly compensated persons serving as executive officers at the end of the last fiscal year.


                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                              ANNUAL COMPENSATION                --------------------------
                                ----------------------------------------------    RESTRICTED     SECURITIES
                                                                OTHER ANNUAL        STOCK        UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS(1)   COMPENSATION(2)   AWARDS($)(3)    OPTIONS(#)   COMPENSATION(4)
---------------------------     ----    --------    --------   ---------------   ------------    ----------   ---------------
Edgar W. Blanch, Jr.            1998    $800,000    $764,292             --        $328,584            --         $84,688
 Chairman of the Board,         1997    $823,750    $849,902             --        $412,733       500,000         $82,719
  Chief Executive Officer       1996    $895,000          --             --              --            --         $76,813
  and Director

Chris L. Walker                 1998    $455,000    $598,575             --        $197,150        15,000         $44,063
 President, Chief Operating     1997    $403,750    $425,895       $189,803        $196,053       115,000         $37,033
  Officer and Director          1996    $475,000          --             --              --        40,000         $36,498

Rodman R. Fox(5)                1998    $400,000    $582,146             --        $164,292        12,000         $38,409
                                1997    $375,000    $298,186             --        $206,372       162,000         $34,495
                                1996    $287,500    $275,000             --              --        37,000         $22,308

Frank S. Wilkinson, Jr.         1998    $349,904    $196,852             --        $143,704            --         $39,014
 Executive Vice President       1997    $371,773    $199,545             --        $180,556        75,000         $39,014
  and Director                  1996    $437,380    $ 31,250             --              --            --         $39,014

Ian D. Packer(6)                1998    $240,000    $174,288       $ 35,334        $ 98,575            --         $23,238
 Executive Vice President       1997    $255,000    $280,486       $171,356        $123,837       100,000         $23,245
  and Chief Financial Officer   1996    $150,000          --       $ 19,919              --            --         $   311

------------------
(1) "Bonus" for 1998 includes shares of Common Stock which will be paid on April 1, 1999 pursuant to the Executive Restricted Stock Incentive Plan for 1998, as follows: Mr. Blanch (3,463); Mr. Walker (2,078); Mr. Fox (1,732);
     Mr. Wilkinson (1,515); and Mr. Packer (1,039). Based on the closing price of the Common Stock on December 31, 1998 of $47.4375 per share, such shares are reported in the above table as having the following value: Mr. Blanch ($164,292); Mr. Walker ($98,575); Mr. Fox ($82,146); Mr. Wilkinson
     ($71,852); and Mr. Packer ($49,288). The balance of the bonus for 1998 for Messrs. Blanch ($600,000); Walker ($500,000); Fox ($500,000); Wilkinson
     ($125,000); and Packer ($125,000); represents payment under the 1998 Management Incentive Plan described below.
(2) "Other Annual Compensation" includes: reimbursements of taxable income incurred in relocation expenses for Mr. Packer ($35,334).
(3) Shares of restricted stock awarded pursuant to the Executive Restricted Stock Incentive Plan for 1998, as follows: Mr. Blanch (6,927); Mr. Walker (4,156); Mr. Fox (3,463); Mr. Wilkinson (3,029); and Mr. Packer (2,078).
     The value of the shares reported in the above table is based on the closing price of the Common Stock on December 31, 1998 of $47.4375 per share. The shares of restricted stock vest 50% on April 1, 2000 and 50% on April 1, 2001. Dividends are paid on the shares of restricted stock at the same rate as paid to all stockholders, but the executive officer is not entitled to receive such dividends unless and until the related shares vest. As of December 31, 1998, each named executive officer held total shares of restricted stock, as follows: Mr. Blanch (11,986 shares; $568,586); Mr. Walker (5,694 shares; $270,109); Mr. Fox (5,993 shares; $284,293); Mr.
     Wilkinson (5,243 shares; $248,715); and Mr. Packer (3,596 shares; $170,585). Share values are based on $47.4375 per share, the closing price of the Common Stock on December 31, 1998.

     Shares of restricted stock awarded pursuant to the Executive Restricted Stock Incentive Plan for 1997, as follows: Mr. Blanch (11,985); Mr. Walker (5,693); Mr. Wilkinson (5,243); and Mr. Packer (3,596). The value of the shares reported in the above table is based on the closing price of the Common Stock on December 31, 1997 of $34.4375 per share. The shares of restricted stock vest 50% on April 1, 1999 and 50% on April 1, 2000. Dividends are paid on the shares of restricted stock at the same rate as paid to all stockholders, but the executive officer is not entitled to receive such dividends unless and until the related shares vest. As of December 31, 1997, none of the named executive officers held any shares of restricted stock.

(4)  "All Other Compensation" for 1998 includes:
     (a) Contribution at 7.5% of salary pursuant to the Company's retirement plan, subject to the Internal Revenue Code limitation of $12,000 with the remainder being paid in cash, to Mr. Blanch ($63,000); Mr. Walker ($30,656); Mr. Fox ($25,500); Mr. Wilkinson ($20,804); and Mr. Packer
          ($10,500).
     (b) Group term life taxable income with regard to Mr. Blanch ($9,688); Mr. Walker ($1,407); Mr. Fox ($909); Mr. Wilkinson ($6,210); and Mr.
          Packer ($738).
(5) Mr. Fox is President and Chief Operating Officer of E. W. Blanch Co., Inc., a wholly-owned subsidiary of the Company.
(6)  Mr. Packer was hired on July 1, 1996.


                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                              -----------------------------------------------------------      VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                NUMBER OF       % OF TOTAL                                        STOCK PRICE
                               SECURITIES      OPTIONS/SARs                                      APPRECIATION
                               UNDERLYING       GRANTED TO      EXERCISE OR                     FOR OPTION TERM
                              OPTIONS/SARs     EMPLOYEES IN     BASE PRICE     EXPIRATION   ---------------------
                               GRANTED (#)      FISCAL YEAR       ($/SH)          DATE          5%          10%
                              ------------     ------------     -----------    ----------   ---------    --------
Edgar W. Blanch, Jr. .......         --              --                 --           --            --          --
Chris L. Walker ............     15,000            5.18%         $ 39.3250      4/25/08      $283,620    $801,019
Rodman R. Fox ..............     12,000            4.15%         $ 39.3250      4/25/08      $226,896    $640,816
Frank S. Wilkinson, Jr. ....         --              --                 --           --            --          --
Ian D. Packer ..............         --               --                --           --            --          --

------------------
Options vest one-third after one year from date of grant, and one-third after the second and third years from date of grant. Vesting of non-vested options accelerates in the event of a change in control. Options have a ten-year term.


             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                             NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                               UNEXERCISED OPTIONS/SARs AT      MONEY OPTIONS/SARs AT FY-END
                                       FY-END (#)                          ($)(1)
                              -----------------------------    -----------------------------
                              EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                              -----------     -------------    -----------     -------------
Edgar W. Blanch, Jr. .......    333,334         166,666        $3,406,277       $6,812,473
Chris L. Walker ............    166,667          63,333        $2,619,394       $2,118,006
Rodman R. Fox ..............     45,328         193,172        $  650,724       $3,843,853
Frank S. Wilkinson, Jr. ....     50,000          25,000        $  401,563       $  803,125
Ian D. Packer ..............     66,667          33,333        $  608,350       $1,216,650

------------------
(1) Based on $47.4375 per share, which was the closing price of a share of the Common Stock on the New York Stock Exchange on December 31, 1998.


EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS
     On May 6, 1993, at the time of the Company's initial public offering, the Company entered into employment agreements with Messrs. Blanch, Walker, Fox and Wilkinson. These agreements provide for an initial term of three years and are renewable thereafter on a month-to-month basis at a minimum annual salary as follows: Mr. Blanch ($895,000); Mr. Wilkinson ($437,380); Mr. Walker ($275,000); and Mr. Fox ($135,000). On January 1, 1997, the Company entered into a new employment agreement with Mr. Blanch. This agreement provides for a term of five years and a minimum annual salary of $1,000,000. Pursuant to the terms of the employment agreements, each executive is prohibited from competing against the Company for a period ending two years after the termination of the executive's employment with the Company.

     On July 24, 1997, the Company entered into change of control Severance Agreements (the "Agreements") with Mr. Blanch, Mr. Walker, Mr. Fox, Mr. Wilkinson and Mr. Packer (the "Executives"). The Agreements provide for certain payments and other benefits from the Company to the Executives if, following a Change in Control, the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason. Such payments and benefits include:

(i) severance pay equal to three times the Executive's salary, bonus and incentive payments (at the highest annual rate in effect during the three years prior to the termination); (ii) a lump-sum payment equal to the benefit the Executive would have received under the Company's retirement plan if he had remained employed by the Company at the compensation level provided by the Agreement for three years following the date of termination; (iii) payment for [a] any earned bonus for the preceding fiscal year not already paid; and [b] any vacation earned or accrued but not taken; (iv) the payment of legal fees and expenses relating to the termination; (v) the termination of any noncompetition arrangement between the Company and the Executive; and (vi) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Agreements, "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; "Good Reason" is defined to include a change in the Executive's responsibility or status which is not comparable with those prior to a Change in Control, a reduction in salary or benefits, or a mandatory relocation; and "Change in Control" is defined to include a change in the control of the type required to be disclosed under Securities and Exchange Commission proxy rules, acquisition by a person or group of 20% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of the Company's Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control. The Agreements cover an initial period from July 24, 1997 to April 1, 2001 and may be extended on an annual basis thereafter.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board has the overall responsibility for compensation actions affecting the Company's executive officers. The Compensation Committee's responsibilities include approving base and incentive compensation. The Compensation Committee is comprised entirely of Directors who are neither current nor former employees of the Company. There are no compensation committee interlocks, i.e., no executive officer of the Company serves as a member of the board of directors or compensation committee of another entity that has an executive officer serving on the Board or the Compensation Committee at the Company.

     The goal of the Company's executive compensation program is to encourage performance, as well as to attract and retain the management talent required to operate the Company successfully. The program has also been designed to create a strong and direct link between the compensation of the Company's executive officers, on the one hand, and the Company's long range success and shareholder value, on the other hand.


BASE COMPENSATION
     The Compensation Committee reviews and approves annually all salary increases for executive officers. As discussed above, minimum annual base salaries were established pursuant to the employment agreements with certain executive officers. Base salaries are adjusted in the discretion of the Compensation Committee based on the level of responsibility and the individual performance of each officer. Determinations with respect to base salaries are primarily subjective and are not targeted to any specific criteria.

     During 1998, the Company paid base compensation to each of the executive officers as follows: Mr. Blanch, $800,000; Mr. Walker $455,000; Mr. Fox, $400,000; Mr. Wilkinson, $349,904; and Mr. Packer, $240,000.


INCENTIVE COMPENSATION
     The incentive compensation for executive officers of the Company is principally derived from the Company's Management Incentive Plan. The Management Incentive Plan is a shareholder-approved cash bonus plan designed to reward the executive officers for exceptional performance based on the achievement of annual Company performance goals. In order for participants to earn an award, the Company's growth in revenues and net income must exceed predefined amounts. Revenues for the year ended December 31, 1998 were $212.7 million, representing a 27.5% increase over 1997 revenues. Net income for the year ended December 31, 1998 was $31.8 million, representing a 23.6% increase over 1997 net income. This financial performance by the Company resulted in an aggregate Management Incentive Plan bonus pool of $2,100,000.

     The Chairman of the Board and Chief Executive Officer, after consulting with the other members of the executive officer group, makes a recommendation to the Compensation Committee regarding the allocation of the bonus pool among the executive officers. The Compensation Committee approves the actual allocation of bonuses under the Plan. For 1998, the Chairman of the Board and Chief Executive Officer recommended that $1,850,000 be distributed pursuant to the Management Incentive Plan. Amounts distributed under the Management Incentive Plan are reported in the Summary Compensation Table.


STOCK BASED COMPENSATION
     The Compensation Committee believes that ownership of the Company's Common Stock by management can effectively motivate the building of shareholder wealth by aligning the interests of management with those of the Company's shareholders. Stock based compensation for executive officers of the Company has historically taken the form of stock options.

     The Compensation Committee's determinations with regard to stock option grants to executive officers are based primarily on the officer's level of stock ownership, level of responsibility and individual performance. In 1998, the Compensation Committee granted stock options for 27,000 shares to executive officers of the Company based on the foregoing criteria.


EXECUTIVE RESTRICTED STOCK INCENTIVE PLAN
     In 1997, the Compensation Committee adopted and the shareholders approved the Company's Executive Restricted Stock Incentive Plan (the "Restricted Stock Incentive Plan"). The purpose of the Restricted Stock Incentive Plan is to provide at-risk, equity-based compensation for officer-level employees, in order to further incentivize those key employees to contribute to the financial success and growth of the Company, to the benefit of the Company's shareholders.

     Under the Restricted Stock Incentive Plan, each eligible participant may make an irrevocable election to forego a specified percent of his or her base compensation in exchange for the right to receive a restricted stock grant. If the target performance goals set by the Committee for the performance period are achieved, the participant is awarded restricted stock equal in value to two times the amount of base compensation the participant elected to forego, which restricted stock vests one-third on the April 1 following the end of that performance period and one-third on each subsequent April 1. If those target performance goals are not achieved, the participant is awarded restricted stock equal in value to 50% of the amount of base compensation the participant elected to forego, which restricted stock fully vests on the April 1 following the end of that performance period. Messrs. Blanch, Walker, Fox, Wilkinson and Packer. elected to participate in the Restricted Stock Incentive Plan in 1998. The performance target established by the Compensation Committee for the 1998 performance period was achieved, resulting in the award of shares as reported in the Summary Compensation Table.


RETIREMENT BENEFITS
     Executive officers also participate in the Company's retirement plan which provides that 7.5% of the first $160,000 of compensation (which is the Internal Revenue Code compensation limit for retirement plans) be contributed to the Company's retirement plan, and that 7.5% of the compensation in excess of the $160,000 Internal Revenue Code limit be paid by the Company as a cash award.


CEO COMPENSATION
     Mr. Blanch has served as CEO of the Company since its formation in March 1993. Based on the Stock Performance Graph below, the Company's shareholders have received a total return (consisting of appreciation in the price of the Common Stock and assuming the reinvestment of all dividends) of 186.6% from December 31, 1993 through December 31, 1998. Effective January 1, 1998, the base salary for Mr. Blanch increased to $1,000,000 pursuant to the employment agreement discussed above. Mr. Blanch is eligible to receive incentive compensation under the Company's Management Incentive

Plan, is eligible to participate in the Executive Restricted Stock Incentive Plan and receives benefits pursuant to the Company's retirement plan. The Compensation Committee approved a bonus for Mr. Blanch under the 1998 Management Incentive Plan of $600,000. Compensation decisions with regard to Mr. Blanch were based primarily on his level of responsibility, individual performance and Company performance.


COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)
     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying "performance-based compensation" and compensation paid pursuant to plans adopted prior to a Company's initial public offering of securities will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the compensation of its executive officers in a manner that avoids the deduction limits of Section 162(m). Accordingly, in order to comply with the shareholder approval requirements for "performance-based compensation", the Company is submitting for shareholder approval its Management Incentive Plan.

                                        Compensation Committee
                                        Steven G. Rothmeier, Chairman
                                        Paul B. Ingrey, Member
                                        James N. Land, Jr., Member
                                        William B. Madden, Member
                                        Joseph D. Sargent, Member

                             STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return* (assuming dividends reinvested) on the Common Stock since December 31, 1993 to the cumulative total shareholder return over such period of (i) the S&P 500 Index and (ii) the S&P Insurance Broker Index.



                              [PLOT POINTS CHART]


                            CUMULATIVE TOTAL RETURN

E. W. Blanch Holdings, Inc.      EWB    100    116    135    118    205    287
S&P 500                         I500    100    101    139    171    229    294
S&P INSURANCE BROKERS                   100    101    115    137    199    219

------------------
* $100 invested on December 31, 1993 in Common Stock -- including reinvestment of dividends.


                   APPROVAL OF THE E. W. BLANCH HOLDINGS, INC.
                            MANAGEMENT INCENTIVE PLAN

     The Compensation Committee has adopted a Management Incentive Plan which is summarized below. The Plan is being submitted for shareholder approval in order to comply with the shareholder approval requirement for qualifying "performance-based compensation" under Section 162(m) of the Code which would generally preserve the tax-deductible status of the incentive compensation payments.


SUMMARY OF MANAGEMENT INCENTIVE PLAN
     The participants in the Management Incentive Plan are certain executive officers of the Company, currently Messrs. Blanch, Walker, Fox, Wilkinson and Packer. Under the Management Incentive Plan, participants will be allocated awards from a bonus pool equal to 20% of the Company's Income before Taxes for each year (excluding the Management Incentive Plan expense) in excess of 120% of the Company's Income before Taxes for the prior year (excluding the Management Incentive Plan expense and excluding other extraordinary events, such as restructuring charges, as determined by the Compensation Committee) plus 37.5% of the aggregate bonus amount awarded to all employees under the Company's Employee Incentive Plan. The amount awarded to all employees under the Employee Incentive Plan is based on the achievement of earnings growth in excess of a predefined goal.

     The plan provides that the Chief Executive Officer shall be paid 50% of the Management Incentive Plan bonus pool. The Compensation Committee may not increase this percentage allocation, but may, in its discretion, reduce it. Bonuses will be allocated to the other participating executive officers from the remaining funds in the pool based upon the Committee's judgment of their performance during the year. In addition, individual bonuses paid to the participants may not exceed 100% of their respective base salaries for the year. Bonuses available for distribution will be paid by March 15 of the following year. In order to be eligible to receive a bonus, a participant must be an employee of the Company on the date such bonus is to be paid.

     The design of the Management Incentive Plan is the same as the 1998 Management Incentive Plan, previously approved by shareholders. The Management Incentive Plan in effect during 1998 resulted in a pool of $2,100,000, of which an aggregate amount of $1,850,000 was awarded as reported in the Summary Compensation Table.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.


                        RATIFICATION AND APPROVAL OF THE
                       APPOINTMENT OF INDEPENDENT AUDITORS

     On January 28, 1999, the Board of Directors selected the accounting firm of Ernst & Young LLP to serve as its independent auditor for the fiscal year ending December 31, 1999. A proposal to ratify that appointment will be presented at the Meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 21, 1998, the Company loaned $500,000 to Rodman R. Fox, the President and Chief Operating Officer of E. W. Blanch Co., Inc., a wholly-owned subsidiary of the Company. The interest rate on the loan is one-half of the prime rate, adjusted annually. The term of the loan is for five years, to be fully paid on December 31, 2003.


                             ADDITIONAL INFORMATION

GENERAL
     As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. However, since matters of which Management is not now aware may come before the Annual Meeting or any adjournment, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
     It is anticipated that the next Annual Meeting, after the one scheduled for April 22, 1999, will be held on or about April 27, 2000. All shareholder proposals relating to a proper subject for action at the Annual Meeting in 2000, to be included in the Company's Proxy Statement and form of proxy relating to that meeting, must be received by the Company for its consideration at its principal executive offices no later than November 22, 1999. Any such proposal should be submitted by certified mail, return receipt requested.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING. REQUESTS FOR COPIES OF THIS REPORT SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT, E.W. BLANCH HOLDINGS, INC., 500 N. AKARD, SUITE 4500, DALLAS, TX 75201.



                                        By Order of the Board of Directors

                                        /s/ Daniel P. O'Keefe

                                        Daniel P. O'Keefe
                                        SECRETARY

March 22, 1999

                           E.W. BLANCH HOLDINGS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                            THURSDAY, APRIL 22, 1999
                                   10:00 A.M.

                              CRESCENT COURT HOTEL
                               400 CRESCENT COURT
                                DALLAS, TX 75201




E.W. BLANCH HOLDINGS, INC.
500 NORTH AKARD, SUITE 4500
DALLAS, TX 75201                                                           PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 22, 1999.

THIS PROXY WHEN PROPERTLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

By signature on this proxy, signer hereby appoints Frank S. Wilkinson, Jr. and Chris L. Walker as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of E.W. Blanch Holdings, Inc. held of record by the undersigned on March 11, 1999, at the Annual Meeting of Shareholders to be held on April 22, 1999 or any adjournment thereof.




                      SEE REVERSE FOR VOTING INSTRUCTIONS.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to E.W. Blanch Holdings, Inc., c/o Shareowner Services|PS, P.O. Box 64873, St. Paul, MN 55164-0873.







                       [ARROW] PLEASE DETACH HERE [ARROW]



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  Election of directors:  01 Edgar W. Blanch, Jr.         [ ] Vote FOR     [ ] Vote WITHHELD
                            02 William B. Madden            all nominees     from all nominees
                            03 Steven G. Rothmeier
                                                             __________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY        |                                  |
INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S)    |__________________________________|
IN THE BOX PROVIDED TO THE RIGHT.)

2.  Approval of the E.W. Blanch Holdings, Inc. Management
    Incentive Plan                                          [ ] For   [ ] Against   [ ] Abstain

3.  Ratification of appointment of Ernst & Young LLP as
    independent auditors.                                   [ ] For   [ ] Against   [ ] Abstain

4.  In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

Address Change? Mark Box [ ]                                   Date __________________________
Indicate changes below:


                                                             __________________________________
                                                            |                                  |
                                                            |__________________________________|

                                                            Signature(s) in Box
                                                            Please sign exactly as your name(s) appear
                                                            on this Proxy. If held in joint tenancy,
                                                            all persons must sign. When signing as
                                                            attorney, executor, administrator,
                                                            trustee, guardian, etc., please give full
                                                            title as such. Corporations should provide
                                                            full name of corporation and title of
                                                            authorized officer signing the proxy. If a
                                                            partnership, please sign in partnership
                                                            name by authorized person.